Exhibit (i)(2)

October 28, 2021

Emles Trust

5323 Anita Street

Dallas TX 75206

Re:	Emles Trust (File Nos. 333-238758 and 811-23431)

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 4 to the Emles Trust Registration Statement (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 6 to the Registration Statement (the “Amendment”). We also consent to all references to us in the Amendment.

Sincerely,

/s/ Thompson Hine LLP
Thompson Hine LLP